UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2010

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 943-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On June 29, 2010, the board of directors of The Lubrizol Corporation approved a form of indemnification agreement to be entered into by the Company with each of its directors and executive officers. The indemnification agreements reflect the scope of indemnification set out in the shareholder-approved regulations of the Company and replace the prior indemnification agreements that the Company had with the directors and executive officers.

In general, each of the indemnification agreements provide, to the fullest extent permitted or provided by the Company’s articles and regulations or by Ohio law, indemnification against expenses, damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement relating to, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by the indemnitee in his or her capacity as a director, officer or employee of the Company or (ii) indemnitee’s status as a current or former director, officer or employee of the Company. In addition, the indemnification agreement provides that the Company will pay in advance of a final disposition of a claim related expenses as and when incurred by the indemnitee.

The description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the form of the indemnification agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01	Other Events

On June 29, 2010, the Company announced that the board of directors authorized an expansion of the Company’s share repurchase program. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed herewith:

10.1	Form of Indemnification Agreement

99.1	Press Release of The Lubrizol Corporation, dated June 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION
Date: June 30, 2010
	By:	/s/ Leslie M. Reynolds
	Name:	Leslie M. Reynolds
	Title:	Corporate Secretary and Counsel

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